Exhibit 99.1

Intermix Media Announces Termination of SEC’s Investigation of Fiscal Year 2003 Restatement

LOS ANGELES, October 19—Intermix Media, Inc. (OTC: IMIX) announced today that the Pacific Regional Office of the U.S. Securities and Exchange Commission (the “SEC”) has notified the Company that the previously disclosed informal investigation of the Company has been terminated and that no enforcement action has been recommended to the Commission. The SEC commenced its inquiry in May of 2003 following the Company’s announcement of the need to restate its quarterly financial results for the fiscal year ended March 31, 2003. The decision of the SEC to terminate its investigation is not a finding or judgment about the matters investigated nor a conclusion that a future action will not be brought against the Company or its officers or directors.

ABOUT INTERMIX

Intermix Media is a leading online media company that combines unique content, innovative technologies and significant consumer reach to provide advertisers, partners and affiliates with unique access to the mass consumer market. Intermix Media’s two operating units — the Intermix Network and Alena — forge direct relationships with hard-to-reach mainstream consumers through proprietary websites and specialized micromarketing.

The Intermix Network reaches over 15 million consumers each month through more than 50 websites grouped into three main categories: social networking, casual gaming and viral entertainment. MySpace.com is the Internet’s leading social networking site, with nearly 4.5 million members and over 800,000 user logins per day. Grab.com, Intermix’s premier gaming site, is a comprehensive and self-governed casual gaming site. In addition, Intermix Network users share over 500,000 pieces of content per day making it one of the most shared content destinations on the Web.